Exhibit 99.1

PRESS RELEASE

Burlington Capital LLC and Subsidiary Announce Agreement

to Sell Its AFCA 2 Partnership Interests to Greystone

Omaha, NE. and New York, NY. August 30, 2019 – Burlington Capital, LLC (“Burlington Capital”) and Greystone & Co., Inc. (together with its affiliates, “Greystone”), today jointly announced that Burlington Capital and one of its subsidiaries have agreed to sell all of their interests in America First Capital Associates Limited Partnership Two (“AFCA 2”) to Greystone for $80 million in cash.  AFCA 2 is the general partner of America First Multifamily Investors, L.P. (Nasdaq: ATAX), a publicly traded limited partnership. The transaction is expected to close in the third quarter of 2019, subject to the satisfaction of customary closing conditions.

“As a leading real estate lending, investment and advisory company, Greystone will be an excellent partner to provide new and exciting opportunities that will allow ATAX to work off of a larger platform and build on its strategic initiatives and growth efforts,” said Lisa Y. Roskens, Chairman and CEO of Burlington Capital. “This transaction is an example of how Burlington Capital successfully grows businesses such as AFCA 2 that have a strong appeal in the marketplace to buyers such as Greystone.”

“Following Greystone’s growth and expansion in the capital markets over the last several years, this acquisition represents a natural extension of our core asset management business, further enabling us to grow and diversify in strategic areas,” said Steve Rosenberg, founder and CEO, Greystone.  “Burlington Capital helped to establish a strong direct bond purchase platform at ATAX, that we expect to continue to grow, and to continue to further our mission of serving the affordable housing market and beyond.”

“The ATAX team’s expertise in direct unrated tax-exempt bonds, as well as other alternative capital products, combined with Greystone’s deep expertise and capabilities in affordable housing finance presents a compelling opportunity to build on the success of ATAX to date,” said Ken Rogozinski of Greystone.  “We look forward to playing a key role in the future of ATAX.”

ATAX is a limited partnership with approximately $1 billion of total assets primarily focusing on the acquisition, holding and sales of mortgage revenue bonds and other investments that provide construction and/or permanent financing for affordable and market rate multifamily properties.  After the sale of AFCA 2 closes, all ATAX employees will remain with ATAX in its Omaha, Nebraska headquarters.

“Burlington Capital and AFCA 2 have provided ATAX with an integrated platform by which we have been able to profitably grow our business,” said Chad Daffer, Chief Executive Officer of ATAX.  “We believe Greystone will enable ATAX to accelerate the achievement of its strategic initiatives for the benefit of our unitholders.”

Burlington Capital specializes in real estate portfolios with extensive experience in multifamily ownership, financing, construction, renovation, development and property management. Based in Omaha for over 30 years, Burlington Capital has acquired, financed and/or managed more than $7 billion in assets and sponsored 16 public and private real estate funds. The current Burlington Capital Fund VI follows the previous successful equity funds that leverage Burlington Capital’s expertise in building and managing multifamily equity funds.

“Burlington Capital will continue to be an international enterprise that successfully develops unique business opportunities that have delivered consistent dividends to private, institutional and public fund partners,” said Roskens.

About Burlington Capital

Founded in 1984 by Michael B. Yanney, Burlington Capital (www.burlingtoncapital.com) is an Omaha-based investment firm successfully managed by an entrepreneurial team led by Chairman and CEO Lisa Yanney Roskens. Burlington Capital creates and pursues innovative business ventures through its experience, knowledge and relationships in the areas of multifamily real estate, international agribusiness and financial services. Built on a Tradition of Trust, the company’s vision is to seek opportunities with an entrepreneurial spirit.

About Greystone

Greystone is a real estate lending, investment, and advisory company with an established reputation as a leader in multifamily and healthcare finance, having ranked as a top FHA, Fannie Mae, and Freddie Mac lender in these sectors. Greystone’s range of services includes commercial lending across a variety of platforms such as Fannie Mae, Freddie Mac, CMBS, FHA, USDA, bridge and proprietary loan products. Loans are offered through Greystone Servicing Company LLC, Greystone Funding Company LLC and/or other Greystone affiliates.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. (the “Partnership”) was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, statements about the expected benefits of the transaction, objectives and anticipated financial and operating results of ATAX, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by ATAX with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  ATAX disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact

For Burlington Capital LLC:
Pamela Finn	Craig Allen
President, Business Development	Chief Financial Officer
Burlington Capital, LLC	America First Multifamily Investors, L.P.
402-930-3008	402-930-3018
pfinn@burlingtoncapital.com

For Greystone:
Fran Del Valle
Managing Partner Influence Consulting Group, Inc.
917-922-5653
fran@influencecentral.com